Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of July 1, 2022 (the “Effective Date”) by and between:

AutoLotto, Inc. dba Lottery.com, a Delaware corporation duly organized under law and having a usual place of business at 20808 State Hwy 71 W, Unit B, Spicewood, TX 78669 (hereinafter referred to as the “COMPANY”)

AND

Simpexe, LLC, 35 Sky Line Drive, Easton CT 06612 specifically Harry Dhaliwal

(hereinafter referred to as the “CONSULTANT”). Email: harry.dhaliwal@simpexe.com

The Company wishes to engage the Consultant to provide consulting services to the Company upon the terms and conditions contained in this Agreement.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, accepted and agreed to, the Company and the Consultant hereby agree as follows:

1. TERM.

The term of this Agreement shall be for a period of Six months, terminating on December 31, 2022 (the “Termination Date”), unless earlier terminated in accordance with the provisions of Article 4 hereof (the “Term”). If a continuance is granted, this contract will be amended to include any and all changes.

2. DUTIES AND SERVICES. Consultant agrees that, upon request of the Company, and at times mutually agreed upon by the Company and the Consultant; the Consultant shall provide consulting services, as hereinafter defined, to the Company pursuant to this Agreement. The consultant’s duties and responsibilities are detailed in Appendix 1.

The Consultant represents and warrants to the Company as follows: (i) that Consultant is under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, or which will interfere with the performance of their duties hereunder, nor does the Consultant have any obligation of confidentiality to any third party which interferes with their obligations hereunder; (ii) that the execution and performance of this Agreement will not violate any policies or procedures of any academic institution or corporation (public or private) with which Consultant is involved or associated with and that Consultant has received all of the necessary written permission(s) to enter into this Agreement.

3. CONSULTING FEE/LOGISTICS.

(a) In consideration for the Services to be provided by the Consultant, the Company shall pay the Consultant in accordance with the table in Appendix 2 (the “Consulting Fee”). The schedule will be amended jointly by the company and the consultant for days and period as required. The consulting fee includes a bonus to be paid at the project conclusion at the discretion of the BOD. The Consultant shall be solely responsible for paying all required taxes in connection with the Consulting Fee and agrees to indemnify, defend and hold the Company harmless from and against any claim or demand if any such taxes are not timely paid.

(b) Location and hours: The consultant will operate remotely from his Connecticut office but be available to travel as required. Standard office hours will be 9.00AM to 6.00PM EST. Consultant will be flexible and accommodate time zones and out of hours requests as required.

(c) Consultant shall be entitled to prompt reimbursement for all pre-approved travel and other out-of-pocket expenses incurred by them in the performance of their duties hereunder, including reasonable accommodations. The requests for reimbursement shall be prepared and submitted in accordance with the Company’s then regular procedures.

Harry Dhaliwal, Simpexe LLC

(c) The Consultant agrees that all Services hereunder will be rendered by them as an independent contractor and that this Agreement does not create an employer-employee relationship between the Consultant and the Company. The Consultant shall have no right to receive any employee benefits, including, but not limited to, health and accident insurance, life insurance, sick leave and/or vacation.

(d) The Consultant will submit an invoice at the end of each month outlining services rendered. All amounts payable by the Company hereunder shall be due fifteen (15) days after receipt of a proper invoice.

4. TERMINATION OF THE TERM.

Consultant’s engagement with the Company: (i) shall terminate upon the Consultant’s resignation or death, (ii) may be terminated by either the Company or the Consultant without cause or reason upon written notice to the other party 15 days prior to the termination date of this agreement. Company will pay Consultant any monies due and owing Consultant, up to the time of termination or expiration, for Consulting Services properly performed and all authorized expenses incurred;

For avoidance of doubt, effective as of the termination date or in the event of the Consultant’s resignation, death or termination, then, in any of such events, all the rights granted to the Consultant pursuant to this Agreement, shall cease and terminate and thereafter shall be null and void and without further force or effect. 5. ANTI - CURRUPTION.

Consultant represents and warrants that it has not made, nor will make, or offered or promised, or will offer or promise to make, any gift or payment of money or anything of value, directly or indirectly, to any governmental official or officer or employee of any government, or any agency, department, or instrumentality thereof (including government-owned entities), or to any political party or candidate for political office for the corrupt purpose of influencing or inducing any such official, officer, employee, party or candidate to misuse his/her position or to: (i) influence any act or decision of a government, department or agency thereof to obtain, retain, or to direct business to any person or entity; (ii) receive required permits, licenses, or authorizations required to perform Consultant’s duties as contemplated herein; (iii) to secure any improper advantage; or (iv) to avoid the required payment of fees, duties, or taxes.

Consultant  further represents and warrants that: (i) it is not an official or employee of any government, or any agency, department, or instrumentality thereof (including government-owned entities), or of any political party or a candidate for political office; and (ii) as of the date of execution of this Agreement and during the term hereof, no official or employee of any government or any agency, department or instrumentality thereof (including government-owned entities), or of any political party or candidate for political office is or will become associated with, or owns, or will own, an interest, whether direct or indirect, in the products or services contemplated herein  or has or will have any legal or beneficial interest in this Agreement.

Consultant agrees to notify Company immediately in the event that any of the representations and warranties set forth in this paragraph ceases to be accurate. Consultant further agrees that Company shall have the right to audit the books and records of any entity that will assist Consultant in providing the goods/services contemplated herein at a time reasonably convenient to the Parties, to ensure that no such payments, loans or gifts, or promises or offers of payments, loans or gifts, have been or are being made.

Harry Dhaliwal, Simpexe LLC

6. RESTRICTED COVENANTS.

The Consultant agrees that at all times during the Term of this Agreement and continuing for a period of two (2) years following the expiration or termination of the Consultant’s engagement under this Agreement for any reason (the “Restricted Period”), the Consultant shall not, directly or indirectly, without the prior written consent of the Company, any place in the world: (A) solicit any customer of the Company to purchase from any source other than the Company any product or service which is distributed, sold or provided by the Company during the term of Consultant’s engagement or as of the date of termination or expiration of the Consultant’s engagement or otherwise interfere with any relationship between the Company and any customer or former customer of the Company; (B) solicit any employee, consultant or advisor to the Company to leave the employ of or cease consulting or advising for the Company or solicit or request any employee of or consultant or advisor to the Company to join the employ of, or begin consulting or advising for any individual or entity which directly or indirectly competes with the Company and (C) without limiting the generality of any of the herein clauses, solicit any supplier, distributor, manufacturer, licensor, or licensee of the Company to cease doing any business with, or to limit or alter its business relationship with, the Company.

As used herein, a “Competitive Business” shall mean a business which is directly or indirectly competitive with the business of the Company as conducted at the time of the expiration or termination of Consultant’s engagement or the expiration or termination of this Agreement.

7. PROPRIETARY RIGHTS.

7.1. Definitions. For the purposes of this Article 6, the terms set forth below shall have the following meanings:

7.1.1. Concepts and ideas. Those concepts and ideas disclosed by the Company to Consultant or which are first developed or conceived by Consultant only during the course of performance of Services hereunder and which relate to the Company’s present, past or prospective activities, services and products, all of which shall remain the sole and exclusive property of the Company (hereinafter, collectively referred as “Concepts and Ideas”). Consultant acknowledges and agrees that all works and tasks performed by Consultant for or on behalf of the Company, or in connection therewith only during the course of the performance of the Services (the “Works”) are owned by the Company.

7.1.2. Confidential Information. “Confidential Information” includes any non-public information Consultant receives directly or indirectly from the Company or acquired or developed in the course of his consultancy and any other non-public information received or developed by, or disclosed to, Consultant. Confidential Information is inclusive of secret or proprietary information of whatever kind or nature disclosed to Consultant by or on behalf of the Company during the course of the performance of the Services or first developed by Consultant in the course of performance of the Services hereunder or otherwise, or any other information derived from the Confidential Information. Such secret or proprietary information shall include (unless such information is generally available to the public or known in the industry through no action of Consultant) information relating to the design, manufacture, application, trade secrets, know- how, research and development relating to the Company’s products, materials, operating and other cost data, price lists and data relating to the Company’s products. Such secret or proprietary information shall specifically include, without limitation, all such secret or proprietary information contained in the Company’s manuals, memoranda, plans, drawings and designs, specifications, supply sources, customer lists and records legended or otherwise identified by the Company or the Board as Confidential Information.

The Consultant’s obligations with respect to Confidential Information will cease when the Confidential Information: (i) becomes part of the public domain through no wrongful act of the Consultant, (ii) is lawfully received by the Consultant from a third party without contravention of this Agreement or any similar nondisclosure agreement (whether or not with the Company) by which such third party is bound, (iii) is approved for release by prior written authorization of the Company or (iv) is developed by the Consultant, the Consultant’s employees or agents of the Consultant independently of and without reference to any Confidential Information communicated to the Consultant by the Company during the Consultant’s Consulting Term (as defined in that certain Consulting Agreement between the Consultant and the Company dated as of even date herewith). However, Confidential Information shall be considered Confidential Information even if a portion or specific sections of the Confidential Information are known or generally available to the general public; and the Confidential Information shall not lose its character and status as Confidential Information unless and until all of the Confidential Information is in the public domain.

Harry Dhaliwal, Simpexe LLC

7.2. Non-Disclosure to Third Parties. Except as required by Consultant’s duties, Consultant shall not, at any time, now or in the future, directly or indirectly, use, publish, disseminate, reproduce or otherwise disclose any Confidential Information, Concepts and Ideas relating to the present, past or prospective business of the Company to any third party. Further, and recognizing the highly competitive nature of the Company’s business and the need to protect its intellectual property, all publication rights shall belong solely to the Company. Consultant agrees, during the term of this Agreement and thereafter, not to engage in any form of conduct or make any statements or representations that disparage, portray in a negative light, or otherwise impair the reputation, goodwill or commercial interests of the Company, or its past, present and future subsidiaries, divisions, affiliates, successors, officers, directors, attorneys, agents and employees.

7.3. Documents, etc. All documents, procedural manuals, guides, specifications, plans, drawings, designs and similar materials, lists of present, past or prospective customers, customer proposals, invitations to submit proposals, price lists and data relating to the pricing of the Company’s products and services, records, notebooks and similar repositories of or containing Confidential Information (including all copies thereof) that come into Consultant’s possession or control by reason of Consultant’s relationship with the Company, whether prepared by Consultant or others: (a) are and shall remain the property of the Company, (b) will not be used by Consultant in any way adverse to the Company, (c) will not be removed from the Company’s premises (except as Consultant’s duties require) and (d) at the termination (for whatever reason) of Consultant’s relationship with the Company, will be left with, or forthwith returned by Consultant to, the Company, except for a single copy to be retained by Consultant to document their files.

7.4. Patents, etc. Any interest in patents, patent applications, inventions, technological innovations, improvements, enhancements, copyrights, copyrightable works, developments, discoveries, designs, processes, formulas, know-how, data and analysis, whether patentable or not (collectively, “Inventions”), which Consultant as a result of rendering the Services to the Company under this Agreement may conceive or develop shall belong exclusively to the Company.

7.5. Assignment. The Consultant hereby irrevocably and voluntarily assigns and, to the extent any such assignment cannot be made at present, hereby agrees to irrevocably and voluntarily assign to the Company, without further compensation or consideration of their rights, title and interest in and to all Concepts, Ideas, Works, and Inventions and any and all related patents, patent applications, copyrights, copyright applications, licenses, trademarks, trade names and other proprietary or intellectual property (rendered only during the course of the performance of the Services) rights in the United States and throughout the world. The Consultant agrees that Consultant will promptly, without any additional costs, expense or consideration, execute when presented, whether during the Term or at any time thereafter, all documents, agreements, applications and instruments and perform all lawful acts which the Company considers necessary or advisable to secure its rights hereunder and to carry out the intent of this Agreement.

7.6 Additional Agreement. To the extent that Consultant and Company execute any separate Non-Disclosure Agreement, such agreement shall apply to this Agreement as though fully set forth herein and, to the extent of a conflict between the terms of such agreement and this Agreement, the terms of such agreement shall apply.

8. EQUITABLE RELIEF.

Consultant agrees that any breach of Articles 5 and 6 above by them would cause irreparable damage to the Company and that, in the event of such breach, the Company shall have, in addition to any and all remedies of law, the right to an injunction and/or specific performance to prevent the violation or threatened violation of Consultant’s obligations hereunder.

Harry Dhaliwal, Simpexe LLC

9. WAIVER.

Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof. All waivers by the Company shall be in writing.

10. SEVERABILITY; REFORMATION.

In case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; and this Agreement shall, to the fullest extent lawful, be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible. Without limiting the foregoing, if any provision (or part of provision) contained in this Agreement shall for any reason be held to be excessively broad as to duration, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the fullest extent compatible with then existing applicable law.

11. ASSIGNMENT.

Neither party shall have the right to assign such party’s rights, benefits or obligations under this Agreement without the prior written consent of the other party, provided, however, that the Company may assign this Agreement without the consent of the Consultant solely in the event of a merger, business combination or an acquisition of all of the Company’s stock or assets. This Agreement shall be binding upon and inure to the benefit of the Consultant’s heirs and legal representatives in the event of their death or permanent disability.

12. HEADINGS. Headings and sub-headings are for convenience only and shall not be deemed to be a part of this Agreement.

13. AMENDMENTS.

This Agreement may be amended or modified, in whole or in part, only by an instrument in writing signed by all parties hereto. Any amendment, consent, decision, waiver or other action to be made, taken or given by the Company with respect to the Agreement shall be made, taken or given on behalf of the Company only by authority of the Board.

14. NOTICES.

Any notices or other communications required hereunder shall be in writing or via email and shall be deemed given when delivered in person or when mailed, by certified or registered first class mail, postage prepaid, return receipt requested, addressed, if to the Company, at 20808 State Hwy 71 W, Unit B, Spicewood, TX 78669 , Attention: Tony DiMatteo; Tony@Lottery.com, with a copy to Legal Department, legal@lottery.com or, if to the Consultant, at the address listed and noted on the first page or to such other addresses of which a party shall have notified the others in accordance with the provisions of this Section 14. If sent via email it shall be deemed given when the recipient confirms receipt.

15. GOVERNING LAW.

This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Texas applicable to contracts executed and wholly performed within such jurisdiction. In enforcing such governing laws, any court of competent jurisdiction shall afford all relief which a (State) court would afford under the circumstances. This Agreement constitutes the entire agreement between the parties covering the subject.

Harry Dhaliwal, Simpexe LLC

16. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which shall be deemed a single agreement.

17. SURVIVAL.

The provisions of this Agreement, and specifically Sections 6, 7, 8, 10 and 13-16, shall survive the termination of the Consultant’s relationship with the Company in accordance with their respective terms.

18. CONSULTANT ACKNOWLEDGMENT.

Consultant acknowledges that he has had the opportunity to obtain independent legal advice in regard to this Agreement, that he has read and understood this Agreement, that he is fully aware of its legal effect, and that he has entered into it freely and voluntarily and based on his own judgment and not on any representations or promises other than those contained in this Agreement.

EXECUTED as an instrument, under seal, as of the date first above written.

AutoLotto, Inc.

By:	/s/ Anthony DiMatteo
Anthony DiMatteo Hereunto Duly Authorized

CONSULTANT:

By:	/s/ Harry Dhaliwal
Name:	Harry Dhaliwal of Simpexe, LLC
Title:	Proprietor, Simpexe, LLC
Email:	harry.dhaliwal@simpexe.com

Dated: July 1, 2022

Harry Dhaliwal, Simpexe LLC

APPENDIX I

DUTIES AND RESPONSIBILITIES:

1. Highest Priority: Address and remedy “Material Weakness” in Lottery.com Financial Systems as articulated and defined in SEC filings

2. Develop Financial Dashboard for Board of Directors (BOD) and Senior Management

●	Monitor, manage and track all projects’ progress

●	Deliver to BOD & Senior Management weekly

3. Carry out a comprehensive review of the Finance function

●	Identify areas for improvement (where applicable)

●	Develop a detailed and prioritized transformation plan

The high-level approach is as follows:

Step 1: Understand the ‘As Is’ process/structure. This will be a combination of reviewing existing data and in person discussions.

Step 2: Define the ‘Desired State’ Much of this will be a natural output of step 1. This locks down gaps and starts creating some excitement (and therefore engagement) that the company is looking to improve and change.

Step 3: Validate and agree the desired state. Getting some consensus here is critical, not everyone will be supportive but understanding that stakeholder response is important to manage in the future.

Step 4: Take the gaps identified and prioritize an action plan using the traditional effort/impact allocation. Some items (e.g. Regulatory requirements) will be non-negotiable.

Step 5: Execute! Project reviews, milestone governance etc. Getting the company to this stage will also enable the leadership/Board to attract future best in class candidates.

Harry Dhaliwal, Simpexe LLC

4. Create a foundation for a permanent CFO, providing any requested support for a CFO search. This should be a natural output from Steps 1-3. The goal is to have a clear RACI for the Finance function and a detailed Transformation plan.

5. As the Interim CFO, support the day-to-day finance operations

●	Initial focus/priority will be around Regulatory/SEC reporting requirements

●	Functional RACI

●	Organization capabilities and effectiveness

●	Process and Policy documentation and formalization

6. Operating expenses and aged accounts payable review and controls In all cases start with existing data and work done. Minimize re work and accelerate process. In all cases, consultant to review material items independently.

Aged Accounts:

●	Collate current aged (+30 days) account payable list. Obtain supporting data (via template): Authorized by, service received or not, service criticality (impact of delay), etc.

●	Categorize as follows: 1) Authorized by Company officer, Services satisfactorily executed (2) Authorized but insufficient evidence of service received (3) Unauthorized, insufficient evidence of service received (4) Other

●	Based on above, make pay, need further information/hold/deny recommendations.

Operating Expense review:

●	Detailed review of YTD expenses.

●	Create report for leadership – Purpose (categorized by function), approval status etc. Prioritize for materiality, Review supporting documentation available– service agreements, contracts, requisitions etc. Report analysis/findings/recommendations to leadership.

●	Review existing/establish Expense approval policy. Instill strict ‘No PO No Pay’ policy, expense approval limits and payment approval process etc.

7. Support the BOD/CEO on ad-hoc projects as requested or identified/proposed by the consultant.

Harry Dhaliwal, Simpexe LLC

APPENDIX 2

CONSULTING FEE STRUCTURE

Phase	Description	Weeks	Days per week	Budget

1	Baselining: Learning and solving for urgent	4	4	$42,984.62

2	Stabalize Operations	8	3	$64,476.92

3	Run Stage and CFO search/appointment	10	3	$80,596.15

4	Advisory/consultative (post New CFO)	4	2	$21,492.31

	July 1, 2022 to Dec 31, 2022	26		$209,550.00

	Discretionary Bonus			$50,000.00

	Maximum Budget			$259,550.00

Harry Dhaliwal, Simpexe LLC